To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Golden Sand Holdings Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated September 6, 2022 on the balance sheet of Golden Sand Holdings Corp. as of July 31, 2022 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from April 15, 2022 (Inception) to July 31, 2022 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC

Henderson, Nevada

September 6, 2022

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2831 St. Rose Pkwy, Ste 200, Henderson, NV 89044 ~ Phone 702-818-1168 ~ www.bushandassociatescpas.com